Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-232270 and Form S-8 Nos. 333- 233420 and 333-213226) of our reports dated March 18, 2021, relating to the consolidated financial statements of DXP Enterprises, Inc., and the effectiveness of internal control over financial reporting of DXP Enterprises, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Moss Adams LLP

Houston, Texas
March 18, 2021